MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

SERIES # 15

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/20/00	Puerto Rico Comwlth 5.75 7/1/16	$1,000,000	$530,910,993	Goldman Sachs
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